Financial Contact:   James C. Jacobsen, (314) 576-3429, Fax: (314) 576-3439 OR
                       Roger D. Joseph, (314) 576-3437, Fax: (314) 576-3325
  Media Contact:       Donna B. Weaver, (212) 575-7467, Fax: (212) 302-3773

  FOR IMMEDIATE RELEASE

                 KELLWOOD (NYSE) REPORTS THIRD QUARTER RESULTS--
                   SALES UP 4 PERCENT, EARNINGS UP 24 PERCENT;
        NINE MONTHS RESULTS - SALES UP 4 PERCENT, EARNINGS UP 8 PERCENT;
                 POSSIBLE FOURTH QUARTER WRITE-OFF OF GOODWILL;
                       REGULAR QUARTERLY DIVIDEND DECLARED


         ST. LOUIS, MISSOURI, February 23, 1999 - Kellwood Company reported sales and earnings today for the third quarter ended January 31, 1999, according to Hal J. Upbin, president and chief executive officer. Sales for the quarter were $388,744,000, up 4 percent from $373,680,000 a year ago. Net earnings for the quarter were $3,002,000, or $0.13 per share, up 24 percent, versus $2,414,00, or $0.11 per share on a diluted basis reported last year. Third quarter results include acquisition costs of approximately $0.02 per share attendant with the recently announced acquisition of Koret, Inc. which is awaiting review by the Securities and Exchange Commission.

         The year-to-year growth in the third quarter came from our Popular-To-Moderate Women's Branded Sportswear and Recreation Products segments. Sales for the nine-month period grew 4 percent to $1,326,176,000, compared to $1,277,136,000 a year earlier. Net earnings increased 8 percent to $28,296,000, or $1.28 per share, compared to $26,143,000, or $1.19 per share on a diluted basis last year.

         Nine-month results include incremental cost of $0.06 per share for Vision 2000 spending.

         The 4 percent increase in sales for the first nine months of the year was driven by our Popular-To-Moderate Women's Branded Sportswear and Smart Shirts business segments.

         "Net earnings are growing faster than sales in both the third quarter and nine-month periods due to an improving gross margin resulting from sourcing more production offshore, and cost savings attendant with our Vision 2000 program. We expect to see this trend continue into the fourth quarter," commented Upbin.

         As part of its Vision 2000 program, Kellwood developed and began implementing a plan to reorganize and restructure several operating units that were experiencing operating losses or performing below expectation. Key elements of the plan include the consolidation of similar types of operating units, relocation and consolidation of distribution facilities in the Northeast, Midwest and West Coast, and elimination of redundancies between operating units. These activities are currently in process and will continue through fiscal 2000.

         Kellwood is presently evaluating the effect these changes and changing market conditions have had, or will have, on the respective operations and will review and analyze the financial plans which will be submitted by the operating units in the fourth quarter of fiscal 1999. For each operating unit, Kellwood plans to review expected future cash flows and assess the ability to realize the carrying value of intangible assets, including goodwill. The combined carrying value of goodwill for these particular operating units approximates $50 million. It is possible this assessment, which is expected to be completed in the fourth quarter of fiscal 1999, will identify an impairment of goodwill and other intangible assets or result in a change in the remaining useful lives of these assets.

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable March 19, 1999, to shareholders of record March 5, 1999.

         The statements in this press release with respect to future results and future expectations and the possible write-off may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet business sales goals, and the slowing of the overall economy, as well as other risks discussed in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K for the year ended April 30, 1998, under management's discussion and analysis, and subsequent filings on Form 10-Q. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

         Kellwood   Company   (NYSE:   KWD)   is  an   international   marketer,
  merchandiser, and manufacturer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.


  KELLWOOD COMPANY AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEET (unaudited)
  (Amounts in thousands)



                                                                         January 31
                                                             ---------------------------
ASSETS                                                          1999                1998
------                                                          ----                ----
CURRENT ASSETS
         Cash time deposits:                           $   53,420           $   29,449
         Receivables, net                                 284,149              243,009
         Inventories                                      357,976              365,456
         Prepaid taxes and expenses                        31,866               34,997
                                                           ------               ------
                  TOTAL CURRENT ASSETS                    727,411              672,911
PROPERTY, PLANT AND EQUIPMENT, NET                         93,919               61,541
INTANGIBLE ASSETS, NET                                     95,710              105,016
OTHER ASSETS                                               90,983               84,167
                                                           ------               ------

                                                       $1,008,023             $923,635
                                                       ==========             ========


LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES:
         Current portion of long-term debt              $  15,762            $  15,336
         Notes payable                                    135,459               94,145
         Accounts payable                                  89,874               94,869
         Accrued expenses                                  64,841               58,702
                                                           ------               ------

         TOTAL CURRENT LIABILITIES                        305,936              263,052
LONG-TERM DEBT                                            227,679              243,455
DEFERRED INCOME TAXES AND OTHER                            46,883               46,586
                                                           ------               ------
SHAREOWNER'S EQUITY                                    $1,008,023             $923,635
                                                       ==========             ========



  KELLWOOD COMPANY AND SUBSIDIARIES
  CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
  (Amounts in thousands except per share data)

                                                  Three Months Ended       Nine Months Ended
                                                  January 31               January 31,
                                                  ---------------------    --------------------------
                                                  1999        1998         1999             1998
                                                  --------    ---------    -------         --------

NET SALES                                            $388,744  $373,680     $1,326,176      $1,277,136

COSTS AND EXPENSES:
         Cost of products sold                        313,520   304,195      1,066,022       1,028,679
         Selling, general and
         Administrative expenses                       59,518    54,975        178,818         172,152
Amortization of intangible assets                       3,673     3,842         11,015          11,601
Interest expense                                        6,935     6,944         22,459          20,934
Interest income and other, net                             (4)     (390)        (1,234)         (1,373)
                                              -------------- ----------    -----------         -------

EARNINGS BEFORE INCOME TAXES                            5,102     4,114         49,096          45,143

INCOME TAXES                                            2,100     1,700         20,800          19,000
                                                        -----     -----         ------          ------

NET EARNINGS                                           $3,002    $2,414        $28,296         $26,143
                                                       ======    ======        =======         =======

WEIGHTED AVERAGE SHARES
         OUTSTANDING
         Basic                                         22,104    21,466         21,767          21,380
                                                       ======    ======         ======          ======

         Diluted                                       22,478    22,033         22,205          21,944
                                                       ======    ======         ======          ======

EARNINGS PER SHARE:
         Basic                                      $    0.14 $    0.11      $    1.30       $    1.22
                                                    ========= =========      =========       =========

         Diluted                                    $    0.13 $    0.11      $    1.28       $    1.19
                                                    ========= =========      =========       =========

